EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

February 12, 2020

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, CA 92618

Attention: Board of Directors

Re:       Registration of Securities of Lantronix, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 100,835 shares of Common Stock of Lantronix, Inc., a Delaware corporation (the “Company”), par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to options and restricted share unit awards assumed by the Company and initially granted pursuant to the Intrinsyc Technologies Corporation Amended and Restated Incentive Stock Option Plan and the Intrinsyc Technologies Corporation Restricted Share Unit Plan (collectively, the “Assumed Plans”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Assumed Plans and relevant agreements duly authorized by and in accordance with the terms of the Assumed Plans, and upon payment for and delivery of the Shares as contemplated in accordance with the Assumed Plans, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP